CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 10, 2011, relating to the financial statements of Heartland Payment Systems, Inc. and subsidiaries, and the effectiveness of Heartland Payment Systems, Inc. and subsidiaries' internal control over financial reporting, appearing in the Annual Report on Form 10-K of Heartland Payment Systems, Inc. and subsidiaries for the year ended December 31, 2010.

/s/ Deloitte & Touche LLP
Philadelphia, Pennsylvania
July 13, 2011